Exhibit 4.10

Addendum no. 1 to the Deed of Trust dated May 30, 2024

Entered into and executed in Tel Aviv as of this 20th day of March 2025

Between:	ARBE ROBOTICS LTD Company No. 51-533312-8 107 HaChasmonaim St., Tel Aviv - Yafo (hereinafter: the “Company”) The first party;
And between:	Mishmeret - Trust Company Ltd. Company Reg. No.: 51-368347-4 48 Menachem Begin Rd. Tel Aviv (hereinafter: the “Trustee”) The second party;

Whereas:

The Company engaged with the Trustee, as a trustee for the Bonds (Series A) under a Deed of Trust that was signed on May 30 (hereinafter: the “Deed of Trust”) in connection with the terms of the Bonds (Series A);

And whereas:	The Company wishes to extend the period of time for the fulfillment of the condition precedent, as stated in sections 7.2 and 7.3.10 of the Deed of Trust from March 31, 2025, until December 31, 2025;

And whereas:	The Company wishes to make a number of additional amendments in sections 3.1, 6.3, 6.7.1, 9.1.25 of the Deed of Trust, as stated hereunder;

Now, Therefore, it is Declared, Stipulated and Agreed between the Parties as Follows:

1.	Preamble, interpretation, and definitions

1.1.	The preamble hereto shall be deemed an integral part of this Addendum no. 1.

1.2.	Upon the signing hereof, this Addendum no. 1 shall be deemed as an integral part of the Deed of Trust and all terms used in this Addendum no. 1 shall have the meaning ascribed thereto in the Deed of Trust, as the case may be, unless otherwise stated in this Addendum no. 1.

1.3.	Save as provided expressly in this Addendum no. 1, the other provisions of the Deed of Trust shall remain intact, and the entire provisions of the Deed of Trust shall be in full force and effect unless otherwise stated expressly in this Addendum no. 1.

1.4.	The provisions of this Addendum no. 1 shall add to the provisions of the Deed of Trust and shall not derogate therefrom, and in the event of discrepancy between the provisions of this Addendum no. 1 and the provisions of the Deed of Trust, the provisions of the Deed of Trust shall take precedence. The Trust Deed and this Addendum No. 1 shall be read jointly and construed as complementary (forming a single instrument).

2.	Amendments to the Deed of Trust

2.1.	In section 3.1 of the Deed of Trust:

The sentence:

“…this undertaking of the Company shall expire and shall be deemed null and void unless more than 90% of the bonds (par value) have been converted into the shares of the Company;

shall be replaced with the following sentence:

“…this undertaking of the Company shall expire and be deemed null and void if the balance of the par value of the bonds in circulation falls below ILS ten million.”

2.2.	In section 6.3 of the Deed of Trust:

The sentence:

“Notwithstanding the provisions of this section, this undertaking by the Company shall expire and be deemed null and void unless more than 90% of the bonds (par value) have been converted into the shares of the Company.”

shall be replaced with the following sentence:

“Notwithstanding the provisions of this section, this undertaking by the Company shall expire and be deemed null and void if the outstanding par value of the bonds in circulation falls below ILS 10 million.”

2.3.	In section 6.7.1 of the Deed of Trust:

The following sentences:

“An unsecured financial debt for a cumulative amount of up to 500 thousand dollars” and “notwithstanding the provisions of this section, this undertaking of the Company shall expire and shall be deemed null and void unless more than 90% of the bonds (par value) have been converted into the shares of the Company.”

shall be replaced with the following sentences:

“an unsecured financial debt in a cumulative amount of up to 2 million dollars” and “notwithstanding the provisions of this section, this undertaking of the Company shall expire and become null and void if the balance of the par value of the bonds in circulation falls below ILS 10 million.”

2.4.	In section 7.2 of the Deed of Trust:

The following sentence:

“The transfer of the issuance proceeds to the Company from the issuance proceeds account held by the Trustee is conditional on the fulfillment of the following three (3) conditions until March 31, 2025 (hereinafter: the “Condition Precedent”)…”

shall be replaced with the following sentence:

“The transfer of the issuance proceeds to the Company from the issuance proceeds account that will be held by the Trustee is conditional on the fulfillment of the following three (3) conditions until December 31, 2025 (hereinafter: the “Condition Precedent”)…”

2.5.	In section 7.3.10 of the Deed of Trust:

The following sentence:

“To the extent that until March 31, 2025, as stated in section 7.2 above (hereinafter: the “Determining Period”), no approvals are provided…the Company shall carry out a mandatory early redemption…”

shall be replaced with the following sentence:

“To the extent that until December 31, 2025, as stated in section 7.2 above (hereinafter: the “Determining Period”) no approvals are provided…the Company shall carry out a mandatory early redemption…”

2.6.	In section 9.1.25 of the Deed of Trust:

The following sentence:

“and/or if more than 90% of the bonds (par value) have been converted into the shares of the Company”

shall be replaced with the following sentence:

“It is agreed that no grounds for immediate payment under this section shall arise if the amount of the par value of the bonds in circulation is lower than ILS ten million”

[Remainder of page intentionally left blank; signature page to follow]

In Witness Whereof The Parties Hereto Have Hereunto Set Their Hands on this 20th day of March, 2025:

[Signature]	[Signature]
ARBE ROBOTICS LTD ARBE ROBOTICS LTD, Private Company No. 515333128	Mishmeret Trust Company Ltd.

I, the undersigned, Adv. Maya Bar-On, hereby confirm that this Addendum was signed by Kobi Marenko and Karine Pinto-Flomenboim, and their signature, together with the stamp of the Company or its printed name, binds ARBE ROBOTICS LTD in in anything related to this Addendum.

[Signature]
Adv. Maya Bar-On

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